Exhibit 3.1
AMENDMENT
TO
AMENDED AND RESTATED BYLAWS
OF
RADISYS CORPORATION

The first sentence of Section 2.2 of the Amended and Restated Bylaws of Radisys Corporation (the “Corporation”) is hereby amended and restated in its entirety to read as follows:

“The number of directors of the Corporation shall be at least three and no more than eleven.”

The foregoing amendment to the Amended and Restated Bylaws of the Corporation, as amended, was adopted by the Board of Directors of the Corporation pursuant to Section 8.2 of the Amended and Restated Bylaws of the Corporation, as amended, on May 11, 2012.

/s/ Brian Bronson
Brian Bronson
Secretary